Exhibit 10-f

Approved by the Board of Directors
July 28, 1992


              AMENDMENT TO THE PSI RESOURCES, INC.
              DIRECTORS' DEFERRED COMPENSATION PLAN

                  (Effective September 1, 1992)


         The PSI Resources, Inc. deferred compensation plan for eligible directors known as the "PSI Resources, Inc. Directors' Deferred Compensation Plan," as effective September 1, 1992, is hereby amended, effective September 1, 1992, with respect to Articles 7 and 11 as follows:

     (1) Explanation of Amendment

         The Amendment amends Article 7 to provide certain transferability restrictions which become effective
     September 1, 1992, and others which become effective
     September 1, 1993. The Amendment also amends Article 11 to provide certain restrictions to the amendment of the formula which is used to determine the amount, price, and timing of benefits effective September 1, 1993.

     (2) Article 7, as Amended

         Article 7, as amended, reads as follows:

                           "ARTICLE 7
                  TRANSFERABILITY RESTRICTIONS

             Effective September 1, 1992, the Plan shall not in any manner be liable for, or subject to, the debts and liabilities of any Participant or Beneficiary. No payee may assign any payment due him under the Plan. No benefits at any time payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind.

             Effective September 1, 1993 the following transferability restrictions shall apply to the Plan:

             (a) No benefits under the Plan shall be
     transferable by a Participant except by will or the laws of descent and distribution.

             (b) The Plan shall not in any manner be liable for, or subject to, the debts and liabilities of any Participant or Beneficiary. No payee may assign any payment due him under the Plan. No benefits at any time payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, attachment, garnishment, levy, execution, or other legal or equitable process, or encumbrance of any kind. However, the payment of benefits under the Plan shall be made in accordance with the applicable requirements of any Qualified Domestic Relations Order entered by a court of competent jurisdiction.

             (c) If a Qualified Domestic Relations Order provides for the payment of all or a portion of a Participant's Deferred Compensation Account or Unit Account to an alternate payee, distribution to the alternate payee may be made at any time specified in the Qualified Domestic Relations Order. If a Qualified Domestic Relations Order provides for the immediate payment of all or a portion of a Participant's Deferred Compensation Account or Unit Account to an alternate payee, distribution shall be made pursuant to the order as soon as administratively feasible following Resources' determination that the order is a Qualified Domestic Relations Order."

     (3) Article 11, as Amended

         Article 11, as amended, reads as follows:
                           "ARTICLE 11
                    AMENDMENT AND TERMINATION

             Resources, by resolution of Resources' Board of Directors, shall have the right, authority, and power to alter, amend, modify, revoke, or terminate the Plan, or to suspend the payment of benefits under the Plan. Effective September 1, 1993, the provisions of the Plan which set forth the formula that determines the amount, price, and timing of awards under the Plan shall not be amended more than once every six months other than to comport with changes in the Code or ERISA."

         This Amendment is executed and approved by the duly authorized officers of PSI Resources, Inc., effective as of September 1, 1992.

By:  /s/ James E. Rogers, Jr.
     (James E. Rogers, Jr.) Chairman,
     President, and Chief Executive Officer

APPROVED:


/s/ Cheryl M. Foley
(Cheryl M. Foley) Vice President,
General Counsel, and Secretary